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                                                                    Exhibit 99.2

                                                                PROQUEST COMPANY
                                                         Moderator: Mark Trinske
                                                               7-22-03/4:00pm CT
                                                           Confirmation #1098594
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                                PROQUEST COMPANY

                             Moderator: Mark Trinske
                                  July 22, 2003
                                   4:00 pm CT

Operator:        Good afternoon, my name is (Melissa) and I will be your
                 conference facilitator.

                 At this time I would like to welcome everyone to the ProQuest Second Quarter 2003 Earnings conference call.

                 All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period.

                 If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad; if you would like to withdraw your question, press star then the number 2 on your telephone keypad, thank you. Mr. Trinske, you may begin your conference.

Mark Trinske:    Good afternoon everyone. Welcome to ProQuest Company's Second
                 Quarter conference call. This is Mark Trinske, Vice President of Investor Relations for ProQuest.

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                                                                PROQUEST COMPANY
                                                         Moderator: Mark Trinske
                                                               7-22-03/4:00pm CT
                                                           Confirmation #1098594
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                 ProQuest released its Second Quarter 2003 financial results earlier this afternoon. This release and the associated financial statements are available on our corporate Web site at proquestcompany.com. This call is being broadcast on the Internet and can also be accessed on our corporate Web Site.

                 Before we begin I'd like to note that during today's call, we'll be making statements that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements and numerous factors could cause our performance to differ materially from the statements made today. You can find a complete discussion of trends and risks in company documents on file with the SEC.

                 Today's financial results are presented in accordance with Generally Accepted Accounting Principles or GAAP. We also include non-GAAP figures in our news releases and other communications as we believe they provide useful information to management and investors regarding financial and business trends. Reconciliations of these figures to GAAP amounts are included in our press releases, in our filings with the SEC and on our corporate Web site.

                 On our call today, Kevin Gregory, our Senior Vice President and Chief Financial Officer, will discuss our financial results. Our President and Chief Executive Officer, Alan Aldworth, will discuss business highlights for the second quarter. Then we'll open up the call for your questions. Now I'd like to turn the discussion over to Kevin Gregory.

Kevin Gregory:   Thanks, Mark, and welcome everyone. I am pleased to report that our revenue, earnings and free cash flow all grew in the second quarter. During the second quarter we saw pressure on the top-line growth primarily due to tight library budgets.
                 Notwithstanding, we achieved our targeted EPS growth and our cash flow continues to improve. Our business continues to grow in a

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                                                         Moderator: Mark Trinske
                                                               7-22-03/4:00pm CT
                                                           Confirmation #1098594
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                 very difficult economy. Specifically, for the second quarter of
                 2003 we had revenue growth of 6% and EBIT growth of 2%. Net earnings increased 21%. Second quarter EPS was 43 cents per share, an increase of 8%. And finally, free cash flow improved by $1.7 million dollars over the second quarter of 2002.

                 I would now like to talk about the results of our individual businesses. Information and Learning's total revenues were up 6% over last year. Sales of our ProQuest classroom products were $2.1 million dollars for the second quarter and $4.8 million dollars year to date. We continue to see increases in both the number of schools using our coursepacks and the number of coursepacks per school. Our electronic library products, including published products and general reference products, performed very well. Published products grew by 7% in the quarter to $24 million dollars; year to date revenue from these products grew 8% to $41.7 million dollars.

                 Revenue growth for published products was driven by Historical Newspapers and Chadwyck-Healey humanities products. Historical Newspapers continues to sell well with revenues of $2.2 million dollars in the second quarter, over 3 times the second quarter revenues in 2002. Chadwyck-Healey humanities products grew to $6.7 million dollars; up $1 million dollars over last year.

                 General reference products grew by 32% to $18.2 million dollars in the second quarter; and by 22% to $37.8 million dollars year to date. Incremental revenues from Bigchalk during the quarter were $4.1 million dollars. Without Bigchalk, general reference products grew by 2% in the second quarter, which was primarily due to our reseller business. Our reseller business is again growing after its recent decline.

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                 Revenues from our microfilm and paper products were $24.7
                 million dollars in the second quarter, down 11% over the prior year and were $50.4 million dollars year to date, down 5%. This decline is the result of decreases in sales of our non-subscription microfilm and paper products. We are experiencing a very tight library budget environment. And librarians are making tough choices. Microfilm backfile sales are not holding up well in this environment.

                 I'm excited about the new products that the SIRS acquisition will bring to our published products group. We expect the SIRS products will add $6 to $7 million in revenues and be slightly accretive to earnings in 2003. Alan will talk more about the SIRS acquisition in just a few minutes.

                 Information and Learning's depreciation and amortization related to investments and product masters, software and fixed capital increased $2.8 million dollars compared to the second quarter of last year. This increase in D&A is a result of investments made for new products that are now entering the market. This increase in D&A is the reason Information and Learning's EBIT was flat in the quarter. A good indicator of Information and Learning's growth without this D&A increase is EBITDA. EBITDA is earnings before interest and taxes and excludes depreciation and amortization expense. During the second quarter, EBITDA at Information and Learning grew 13%.

                 Now, let's review the results of Business Solutions. Revenues were up 5% compared to a very strong second quarter last year. EBIT was also up 5%. Our automotive group, which includes our automotive parts and service products and performance management products, increased 6% to $38.7 million dollars in the second quarter; year to date, revenues for the automotive group grew 8% to $77.7 million. Automotive parts and service products grew 4% in the quarter to $30.3 million dollars. This growth continues to be driven by price increases and increases in our installed dealer base.

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                                                         Moderator: Mark Trinske
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                                                           Confirmation #1098594
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                 Revenues from our performance management products increased by
                 16% in the second quarter to $8.4 million dollars and 12% year to date to $16.3 million dollars. Driving this growth were sales of our Web-based dealer performance products and our new standards products. ProQuest's new standards products will be used by European auto dealers to comply with the new competition regulation of the European Common Market. Finally, the automotive group did benefit from the weakening US dollar.

                 Sales of Powersports electronic products grew by 2% in the second quarter to $6.7 million dollars and 5% year to date to $12.7 million dollars. Powersports growth is somewhat muted by the fact that we had a very strong second quarter in 2002 related to the John Deere contract. As expected, Business Solutions' microfilm business continued to decline and revenues were $0.5 million dollars in the second quarter. Another factor that drove our earnings growth in the second quarter was a $2.4 million decrease in our net interest expense. This was the result of both reduced debt levels and a reduction in our interest rate as a result of last year's refinancing.

                 As I've stated in past earnings calls, cash flow is one of the most important measures of our progress. Let me review how we reconcile free cash flow to GAAP numbers. Operating cash flow is earnings plus depreciation and amortization plus or minus working capital. Free cash flow is operating cash flow less our capital expenditures and software spending.

                 As I mentioned on our first quarter call we expected that the timing of collections and payments related to Bigchalk's working capital would have an impact in the second quarter. As expected, these items utilized cash of approximately $5 million dollars in the second quarter. As a result we had a use of operating cash of $3.7 million dollars compared to an operating cash

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                                                               7-22-03/4:00pm CT
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                 generated of $3.2 million dollars in the second quarter of
                 2002. Year to date our operating cash flow improved by $24.9 million dollars over the prior year. Free cash flow improved by $1.7 million dollars compared to the second quarter of 2002.
                 And our year to date free cash flow improved by $32.1 million over 2002.

                 Capex was $8.8 million dollars and software spending was $3.4 million dollars for the quarter. Our capex and software spending is declining both in aggregate dollars and as a percentage of revenues. Year to date these expenditures represent 15% of revenues versus 20% in 2002.

                 Now I'd like to review our 2003 outlook. In the current library budget environment, purchases of microfilm and paper products have declined and this is having an effect on our revenue growth. However, sales of our electronic products are holding up well. With this in mind, we continue to expect revenue growth in the range of 11% to 13% for 2003. We continue to take costs out of the business through improved efficiency and productivity, therefore we continue to expect earnings per share in the range of $1.80 to $1.85. And we're on track to meet our guidance of $35 million to $40 million dollars in free cash flow for the year. For the third quarter we expect revenue growth of 10% to 15% and EPS is expected to be in the range of 40 to 50 cents.

                 So in summary, our revenue, earnings and free cash flow all grew in the second quarter. We continue to grow the business in a very difficult economy and we are doing the things that will sustain ProQuest's long-term growth. Now Alan will take you through the highlights of the second quarter. Alan?

Alan Aldworth:   Thanks, Kevin. Well I think we've been very productive since our last call. We completed an important strategic acquisition, SIRS, we've had some great

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                                                         Moderator: Mark Trinske
                                                               7-22-03/4:00pm CT
                                                           Confirmation #1098594
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                 competitive wins, we secured several new contracts, we enhanced and expanded our content and we introduced a dramatic new interface that makes ProQuest's electronic library products more powerful and even easier to use.

                 As we announced yesterday, we completed the acquisition of SIRS Publishing for $26.4 million dollars, which was about 1.9 times revenue and about 6 times next year's EBITDA. This is an important complement to ProQuest's databases. SIRS online reference databases are a leading source of relevant, credible articles and Internet resources pertaining to things like social issues, history, science, government and the arts and humanities. This was an important strategic acquisition that offers ProQuest excellent proprietary published content. We'd been in contact with SIRS management for a number of years and were really pleased that we were able to acquire such an exclusive property.

                 SIRS and Bigchalk now combine to give us a $40 million dollar K-12 business. This makes ProQuest one of the largest K-12 electronic publishers in the world. We now have our products in over half of the nation's 110,000 K-12 schools. The opportunity to leverage this platform by delivering new products to libraries and classrooms from our vast content holdings, to me is very exciting.

                 Now let's move on to our operating highlights in the quarter. As I said, in the second quarter we secured a number of new contracts. For example, we won back DeVry University, which is a significant national account. We will also now provide our HeritageQuest genealogy products to the state of Maryland's library consortium group. Importantly, these two contracts were both competitive take-aways. In addition, we're doing business again with the state of Minnesota's MINITEX library consortium. MINITEX didn't renew last year but came back to us in the second quarter to subscribe to our newspaper

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                                                         Moderator: Mark Trinske
                                                               7-22-03/4:00pm CT
                                                           Confirmation #1098594
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                 online database. We also renewed a contract with the state of
                 Georgia's Galileo Consortium.

                 ProQuest Historical Newspapers continues to increase its customer base. We added over 60 new subscribers in the second quarter. And this product line continues on track to double revenues this year. Even in these tougher economic times, though, we're continuing to add value to our databases by enhancing our content through licensing and internal development. For example recently we announced the addition to ProQuest databases of 47 excellent scholarly journals published by Johns Hopkins University Press. Johns Hopkins is one of the largest and oldest university publishers in North America. We also have rights to digitize the complete archives of 17 of these titles.

                 We also gained the rights to distribute the Periodicals Source Index. This index is the standard for periodical research and local history and genealogy covering more than 6000 English periodicals written since 1800. This great new content will be added to our HeritageQuest genealogy product. We also secured rights to distribute the Toronto Star and 20 additional key Canadian newspapers to educational institutions and libraries around the world. And we announced an agreement giving us rights to the full text of 30 highly regarded academic journals from the University of California Press. The University of California Press is also one of the nation's top university presses.

                 And we continue to develop our existing products through the Digital Vault Initiative. For example we completed digitizing the Washington Post and added it to the Historical Newspapers product line. At present, we're finishing the digitization of the Chicago Tribune and the Los Angeles Times and we look forward to bringing them on later this year and into early next year.

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                 And finally to add even more value to our databases, we've been hard at work for over a year creating a next-generation interface. We introduced this interface to over 400 librarians last month to a standing room only crowded ballroom at the American Library Association meeting. The feedback there was overwhelmingly positive. We've now gone live with this new interface. We designed it to respond to the changing needs of our customers; its searching capabilities have much more power and it's easier to use than before.

                 These are great examples, I think, of how we're working to maintain our content and technology leadership positions in classroom and library markets.

                 Now let's look at Business Solutions. In second quarter we signed a contract with General Motors Europe, to provide regulations standards monitoring to all 3000 of their dealers. As Kevin mentioned, European auto dealers will use these products to comply with the European Common Market's new competition regulations. ProQuest is the first company to offer such a product.

                 In our outdoor power market, we secured some important new business this quarter. We signed a contract with Ingersoll Rand's Air Solutions Division to provide their Internet-based parts and service identification system. We also entered into a new contract with Tecumseh's Engine and Transmission Group. We were chosen over the incumbent vendor ARI, and a field of competitors, to provide their 12,000 dealerships with a parts and service information system.

                 This new business with Tecumseh is very significant for a number of reasons. First, we're growing our subscription revenue base in the outdoor power market. More subscription revenues at the Business Solutions segment will lead to even better revenue visibility there. And second, this contact

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                 emphasizes our growing presence in the outdoor power market.
                 Our success with prestigious Tecumseh makes ProQuest a strong contender in this space. As a result of this win we're well positioned to win substantial new business with other key outdoor power vendors.

                 So in summary the environment for our businesses continues to be tough but we're in a strong position for continued growth and we're heading into the busiest time of the year with exciting new developments in both of our businesses. So as Kevin has said, we remain confident in our ability to produce our earnings per share guidance of $1.80 to $1.85 with revenue growth in the range of 11% to 13% for the full year and free cash flow of $35 million to $40 million.

                 Operator, we'd now like to open the call up for questions.

Operator:        At this time I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Scott Krasik with CL
                 King.

Scott Krasik:    Yeah, hi, Alan, hi, Kevin, good quarter.

Kevin Gregory:   Hi, (Scott).

Scott Krasik:    A couple questions, let me just - on SG&A, it seems like, you know, you've done a good job, you know, cutting some costs, do you characterize, you know, PQE as pretty lean right now, or do you think they'll be able to take some more costs out of the structure going forward?

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Alan Aldworth:   I don't think there's a tremendous amount of additional costs in the SG&A area; I think we're reasonably efficient. Where we're seeing most of our gains is not just, you know, not just reducing overhead costs but really getting at the cost of doing business, the cost of producing product. And that's, you know, through initiatives like re-engineering processes like outsourcing non-strategic functions, you know, either just outside the company or as we've done a fair amount of off-shoring to places like India.

                 So that's where the biggest bang is and I see, you know, continued opportunities to improve productivity in our manufacturing areas, both manufacturing the electronic content and, you know, microfilm is still a big business for us and it costs us a fair amount of money every year to turn all of that print content into microfilm and we're getting more and more efficient at that all the time, there's still opportunity there.

Scott Krasik:    Have you moved, you know, beyond just the digitization of
                 newspapers, you know, have you moved more manufacturing offshore?

Alan Aldworth:   Yeah, I think we did a contract this year with an outsourcing company to move some of our - our other manufacturing offshore.

Scott Krasik:    Okay, and then on the Tecumseh deal, would you characterize that as being meaningful to earnings, you know, on an annualized basis?

Alan Aldworth:   I would say that individually it's not significant, I mean it's not, you know, it's not insignificant, but we don't want to get into the specifics of individual contracts and the value of those, but it was a nice win for us. And as I've said, positions us well for more business in that outdoor power segment.

Scott Krasik:    Okay.

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                                                               7-22-03/4:00pm CT
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Alan Aldworth:   I think the aggregate of all the business that we, you know, we would hope to do in outdoor power will be more significant.

Scott Krasik:    Okay, good, and then, Kevin, can you quantify the FX benefit in the quarter?

Kevin Gregory:   Yeah it was approximately $400,000.

Scott Krasik:    $400,000, pretax?

Kevin Gregory:   Yes.

Scott Krasik:    Okay, thanks guys.

Operator:        Your next question comes from Mark Marostica with US Bancorp
                 Piper Jaffray.

Mark Marostica:  Hey guys, nice job on the quarter. First question is in regards to the contribution from Bigchalk in the quarter, I was wondering if you could give us some color on that.

Alan Aldworth:   I think we said that the revenue contribution was a little over
                 $4 million dollars and the EBIT contribution this quarter was relatively small; we finished the integration this quarter so, you know, we'll begin getting the full benefit in the third quarter and the fourth quarter, but, you know, positive contribution on EBIT but, you know, not huge.

Mark Marostica:  So fair enough to say that organic growth in I&L was essentially flat for the quarter?

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Kevin Gregory:   Are you talking revenue growth?

Mark Marostica:  Yeah, correct, revenue growth.

Alan Aldworth:   I think, yeah, the way to look at the revenue at I&L is to break it down into the components, you know, as we've tried to do. The electronic business grew fairly nicely. We're running up against a tough comp, you know, particularly in the microfilm business, but, you know, the microfilm backfile business was down year over year. So when you net that all together, it's roughly flat, but, you know, good growth in the electronic offset by decline in the backfile microfilm.

Mark Marostica:  Okay, great, following up on the last question, focusing specifically on the R&D line, Alan, were you speaking to the reduction sequentially on R&D from $5 million to $4 million in regards to your comments on, you know, overseas manufacturing of electronic content and microfilm as well or is there something else driving that reduction. And then tied to that, should we expect that $4 million level in R&D going forward a quarter?

Kevin Gregory:   Yes, I think that, this is Kevin, part of that reduction is related to off-shoring, if you will, some of the developments.
                 It also relates to, as Alan said, looking at our processes, in effect, going to one system in the back office, if you will, making the developments easier, more efficient. So I would say that, you know, some of that will be realized going forward.
                 I've always said that, in terms of R&D, I use a ballpark of 5% of sales. I think that, you know, that's pretty - still a pretty good estimate on an annual basis, but there will be fluctuations from quarter to quarter depending on the projects that are going on.

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Mark Marostica:  Okay great. Relative to the microfilm backfile sales that didn't occur in the quarter, do you believe these are sales that may yet still occur in Q3, were they pushed off? Or are these just deals that are lost? And also relative to that point, were there any competitive losses on these backfile sales or just, you know, a tough market and no dollars?

Alan Aldworth:   It's a tough market. We have virtually no competition in that space, Mark. In terms of, you know, whether we see those reoccurring, I wouldn't expect that we're going to see a piling up effect of deferred orders. You know, one of the reasons for the decline was that we had a particularly strong second quarter last year, especially the month of June in 2002, which was probably the last, you know, the last strong fiscal budget year for libraries so there was lots of left over year end - fiscal year end money in June for backfile purchases. We haven't seen those kinds of year-end surpluses to buy microfilm backfile. So that I wouldn't expect an accumulating of these orders but what I would expect to see is that we're getting, you know, we're getting close to the bottom where this will get to kind of a flat-ish not a year over year decline situation at some point later this year.

Mark Marostica:  And Alan, does your guidance imply that Q4 of this year, which as we recall, is another potential quarter for historic budget flushing of backfile sales, does your guidance apply that Q4 will again, be a real tough backfile sale quarter for you?

Alan Aldworth:   It does, last year was very bad for backfile sales, expect that this year will be about the same, so not expecting really any improvement over Q4 last year.

Mark Marostica:  Okay, and last question then I'll turn it over, on the SIRS acquisition, I'm wondering if you guys are contemplating taking significant costs out of the business given the overlap. Maybe if you could talk about the overlap from a

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                 sales perspective and the functional area perspective and
                 where, if in fact, there are cost savings opportunities.

Alan Aldworth:   Yeah, there are a lot of cost savings opportunities. What SIRS brings to us that's unique is all of the proprietary content that they've been developing over the 30 years that they've been in business. But their sales and marketing is really calling on the same accounts that our sales force is calling on, and then of course, as a separate stand-alone company they have a fair amount of just, you know, just infrastructure, G&A costs and things like that. So there's a lot of redundant costs, and a lot of synergies when combing this with Bigchalk and up-selling opportunities because SIRS was primarily focused on the K-12 market but our sales folks that call on the library and college markets are pretty excited about bringing those products to new markets.

Mark Marostica:  And when does the deal close?

Alan Aldworth:   It's done, it closed Monday.

Mark Marostica:  Monday, okay.

Alan Aldworth:   Yesterday.

Mark Marostica:  And you said slightly accretive, should we read in it you have a penny to two pennies accretive for this fiscal year?

Kevin Gregory:   This is Kevin, I would say a penny at the most and probably less than that.

Mark Marostica:  Okay.

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Kevin Gregory:   The integration is going to take a little longer at SIRS
                 because the systems are different and obviously we are going to take it a little bit slow with SIRS in the integration route. So you're not going to see a 6-month integration it probably will take a little bit longer.

Mark Marostica:  Okay, thank you, I'll turn it over.

Operator:        Your next question comes from Howard Block with Banc of America
                 Securities.

Howard Block:    Good afternoon everybody.

Alan Aldworth:   Hi, Howard.

Howard Block:    The first question actually is the, with regards to the
                 competitive landscape that you've probably seen and we, sort of, have stumbled across actually more losses with regards to EBSCO and some of these exciting wins you mentioned. If we try to get a sense of where the growth is in the business it's sort of hard to see it because if I see you had announced these big wins but yet, I guess, on an organic basis I don't see those wins manifesting in the production from some of the, you know, traditional product lines. Can you help, you know, maybe reconcile those wins with, in effect, what appears to be, you know, little growth.

Alan Aldworth:   Yeah, I think the easiest way to answer that, Howard, is that the pick up in business and the wins that we've seen in the second quarter are all subscription business so most of those had little or no revenue impact in the second quarter. It's, you know, they will benefit us in the future, but it's obviously the nature of the subscription business, but our file value is clearly up. Whereas, you know, a loss in the backfile microfilm sales, you know,

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                 100% of that hits revenue now and a lot of that, you know, impacts the bottom line. So I think that's why you haven't really seen the, you know, the impact on the revenue of these wins that we're talking about.

                 In terms of the competitive landscape, generally, you also have to remember that the area of overlap in real competition between ourselves and other companies like EBSCO is that they, you know, is not our whole business, it's maybe 20% of our business and then that - in that 20% of our business where we are competing, I think, we're faring pretty well right now.

Howard Block:    Okay, so if we, sort of, stripped out Bigchalk and we,
                 arguably, strip out XanEdu, which doesn't really have much of a comparison in the prior year and to some extent tried to control for the decline, if you will, in the backfile business, which I imagine maybe has more of a cyclical driver to it than perhaps a secular concern; what's the growth rate, I guess, sort of, on an organic level, almost on a same customer basis for a same product line? Because it feels like there's the new products that are, in a sense, filling holes that are emerging and whether the emergence is due to the cycle or due to the competitive landscape, in all candors, quite challenging to quantify or assess.

Alan Aldworth:   Well if you take the, basically, the subscription microfilm business is about flat, the backfile microfilm business is down. So if you assume that that's a - if you take that as a separate issue whether that's cyclical or secular then you're down to the electronic business, the file value is up, the general reference category which is, you know, worth competitive is roughly flat and then our, you know, everything else is up in the 7-8% range, the more proprietary products in electronic...

Howard Block:    Okay.

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Alan Aldworth:   ...film subscriptions flat, general reference category roughly flat and electronic published products up high single digits - mid to high single digits.

Howard Block:    Okay. Thanks, Alan. And, Kevin, in terms of the balance sheet, can you help me reconcile a little bit of the sequential changes and a couple of the line items like, it looks like current assets was up about $6 million sequentially, I think, if my numbers are correct; other assets was up a good amount sequentially; long term receivables was up, sort of, a de minimis amount. Can you offer a little color on the sequential changes in a couple of those line items?

Kevin Gregory:   Yeah, I mean, part of the increase, obviously, relates to the
                 Bigchalk acquisition. The acquisition was not in the December
                 28 numbers since we did that acquisition after year end. So...

Howard Block:    How about the March 31 numbers, though, from March 31?

Kevin Gregory:   Hold on one second, let me get the - I'm looking at year-end.

Howard Block:    Okay, and then, maybe I'll ask Alan this while you're looking that up. In terms of the fact that SIRS is going to generate about $6 million to $7 million in revenue the rest of the year, but yet there's no upward guidance, should we, sort of assume that what's implied, in a sense, is a modest downward revision absent the SIRS contribution?

Alan Aldworth:   Well when we gave the original guidance for the year we said that including acquisitions we expected that we'd probably, as we had done in the past, would make some small tuck-in acquisitions. So I'd say that, you know, the difference is that rather than making two or three very small acquisitions we made one, you know, slightly larger acquisition.

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Howard Block:    Okay.

Kevin Gregory:   The - are you finished now?

Alan Aldworth:   Yes.

Kevin Gregory:   Getting back to your question on the assets, the primary
                 difference there relates to the reclass of goodwill. As we said when we did the Bigchalk acquisition in the first quarter and we listed out the assets in the opening balance sheet, there was one item that we still had not completed and that was the quantification of the deferred tax assets.

Howard Block:    Okay.

Kevin Gregory:   We finished that in the second quarter and there is actually a reclass out of goodwill of $28 million dollars - $28.5 million dollars to short term deferred tax asset which would be in current assets, and long term deferred assets which would be in the other assets.

Howard Block:    Okay.

Kevin Gregory:   So that's the primary difference between those two
                 classifications.

Howard Block:    Okay.

Kevin Gregory:   On those two accounts.

Howard Block:    Last thing, I appreciate your patience, I'll jump back in the queue, is in terms of the free cash flow, I don't know if there was formal printed guidance after

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                 the first quarter, but I do recall you commenting, I thought, that second quarter free cash flow would be more neutral than it ended up being. Can you reconcile that prior, I know it wasn't firm guidance, but it was sort of a expectation that the quarter would be more neutral free cash flow than it was.

Kevin Gregory:   The expectation was that it would be flat-ish for the quarter.
                 I think that the reduction of $3 million in cash flow relates primarily to, as I said, some of the payments on the working capital items associated with Bigchalk, and also some of the receivables.

Howard Block:    Okay, thank you guys.

Alan Aldworth:   Thanks, Howard.

Operator:        Your next question comes from Andrew Sidoti with William Smith and Company.

Andrew Sidoti:   Sure, just a couple quick questions. On XanEdu are you still on target to hit your $20 million revenue target for XanEdu in 2003?

Alan Aldworth:   Yeah, XanEdu is doing well and pretty much tracking, it's still early in the year though, I mean, this is going to be the big quarter for XanEdu, so we'll have a lot more data after this quarter. But, you know, the coursepacks per school and the price per coursepack and, you know, things are trending very nicely and, you know, the monthly revenue increases are, you know, doubling or nearly doubling, so it's doing well.

Andrew Sidoti:   Do you think you will be hitting the revenue level with XanEdu, you'll be able to actually breakeven with that product in 2003?

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Alan Aldworth:   I don't think we're going to hit breakeven in 2003. I think we thought we'd be approaching cash flow breakeven by the end of the year but not be breakeven for the year. The biggest news from XanEdu is that the electronic coursepack business growing much more rapidly this year, which is good news; the print business is growing a little slower, probably the biggest change from our plan. But the transition from print to electronic is happening pretty rapidly now, which is good news because the electronic coursepack business is much more profitable, obviously, the cost is about the same but we don't have all of the, you know, all the costs associated with the manufacturing.

                 And that's what we had hoped for. But as far as the year, I think, you know, we're still shooting for approaching the, you know, at a, you know, roughly $20 million run rate, you know, we're getting close to the cash flow breakeven level.

Andrew Sidoti:   Okay and my last question is on the - did you repurchase any shares during the second quarter and just kind of what your thoughts are on repurchasing shares going forward?

Kevin Gregory:   Yes we did repurchase some, approximately 20,000 shares. It was about $1 million, a little over $1 million to - I'm sorry, about $400,000 - I'm sorry about that, to shares acquired.

Andrew Sidoti:   Okay, thank you.

Operator:        Your next question comes from Brandon Dobell with CSFB.

Brandon Dobell:  Afternoon, guys.

Alan Aldworth:   Hi Brandon.

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Kevin Gregory:   Hey, Brandon, how are you?

Brandon Dobell:  Not too bad, thanks. I just want to focus on one issue in particular, kind of across the product lines and across the divisions and this is kind of hearkening back to a discussion that, I think, you guys had with us maybe two quarters ago about, kind of, the lower end of the market on the I&L side in terms of competing with EBSCO, they're being a little bit price competitive. What I think you're going to give, kind of walk down the products and give us an update or some color on what the pricing trends are like, both in terms of what the customers are saying and then what you're coming back with or what your sales force is having to do to get volumes to levels that you feel are acceptable for your quotas. And if you could run through I&L and also Business Solutions, that'd be great, thanks.

Alan Aldworth:   On the Business Solutions business we've got contractual price increases, as we've said, built into our long-term contracts.
                 So, you know, I would say that there's nothing - no real news to report or changes in this market on pricing, you know, we continue to add value so when we're going in and renewing we're, you know, it's usually a new release, you know, a much more upgraded release, much more functionality so that helps us, you know, that helps us increase pricing when we renew a 5-year agreement.

                 On the Information and Learning side, I'd say on the electronic side, in the general reference category, pricing is basically flat, in some cases we've had to be a little bit more aggressive on bidding to win contracts. But in general, I'd say, on the average in the general reference category flat-ish.

Brandon Dobell:  Maybe if you could - is there any kind of pricing trends you can tell so far on some of the more newer value added products or is it - are libraries coming

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                 back and saying, "look given what our budgets are right now we just can't get there in terms of that kind of dollar figure per user or report." Or are they being pretty lenient on how they look at pricing?

Alan Aldworth:   We haven't really been discounting on our published products.
                 We try to do our market research in advance and find, you know, find out what the market will pay for products and price them accordingly. So, you know, on a lifetime product I would say 3% to 5% price increases, but on newer products I think we're pretty much sticking to our list prices and not discounting those.

Brandon Dobell:  Okay, and then one final question, I guess, in terms of the
                 K-12 market with Bigchalk and SIRS, maybe talk a little bit about if there's any kind of holes in content that you guys see in terms of what we could think about for the new content development potential or acquisitions. And then also relative to the prior question about pricing, what are you seeing in terms of what the schools or districts are coming back with given the budget situations for most states these days, and then I'll hop out, thanks.

Alan Aldworth:   There aren't any major holes in our content offerings now in
                 K-12. There's a number of areas of opportunity to grow into other topic areas and, you know, some of that will be done through our internal development. It really comes down to a make or buy decision, we'll develop a publishing plan and if it's available and we can acquire it from a small company cheaper than we can make it internally we'll look at that. So I think you'll see us adding new content areas to, you know, to the SIRS and Bigchalk offerings.

                 Also, you know, we're bringing the Historical Newspaper content into the K-12 market and we've been fairly successful with that, especially at the high school level. So, I think there was a second part to your question, oh, the pricing and the...

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Brandon Dobell:  Correct, right.

Alan Aldworth:   ...the high school market is, you know, is basically flat I think we're seeing renewing contracts with little or no price increase.

Brandon Dobell:  Okay, thanks a lot.

Operator:        Your next question comes from Chris Hanrahan with Sigma
                 Capital.

Chris Hanrahan:  Just a follow up on the goodwill adjustment, the $28 million;
                 could you break that down again, what that went into in other assets?

Kevin Gregory:   Yes, there was $28 million dollars that was reclassed from goodwill to two categories. In the short term, or I should say the current asset category, there was $5.3 million related to deferred tax assets. And there was $23.2 million in other assets.

Chris Hanrahan:  Okay. And then just another thing on the balance sheet on the deferred income, down to about $20 million, wait, yeah about $20 million sequentially - sequentially top line up 3-1/2%, is that typically what happens on the year over year basis, you see the deferred income down. And then, you know, that ramp back up going forward?

Kevin Gregory:   Correct, the seasonality of the deferred revenue is primarily related to the microfilm, both the serials and the subscription, the renewals that happened in third/fourth quarter of the year. So what you see as deferred revenue going up and deferred in the third/fourth quarter. And then as we recognize the revenue associated with those over the subscription period the deferred revenue comes down.

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Chris Hanrahan:  Okay, would you, I think you mentioned or you commented on it earlier, would you expect a normal seasonal pattern there?

Kevin Gregory:   Yes, that's the normal seasonal pattern related to the
                 microfilm.

Chris Hanrahan:  I guess maybe on a percentage basis as far as deferred income increasing in the third and fourth quarter, or should we see some weakness there?

Kevin Gregory:   It should be increasing in the third and fourth quarter; it will be related to the microfilm billings that will go out in the third and fourth quarter.

Chris Hanrahan:  Okay, and on the SIRS acquisition, did you guys say what you paid for that?

Alan Aldworth:   Yes, I said it in the comments, I think it's $26.4 million.

Chris Hanrahan:  Okay, and that was 6 times trailing EBITDA?

Alan Aldworth:   It was about 1.9 times trailing revenue and about 6 times our
                 '04 EBITDA.

Chris Hanrahan:  Six times '04. Okay, great, thank you.

Operator:        Your next question comes from Sean Cawley with Radiant Capital.

Sean Cawley:     Hi, the previous caller asked most of my questions, I guess
                 I'll just follow up with one quick on. In your K you guys actually disclose that your pension is about $34.2 million under-funded and your other post-retirement benefits are about
                 $2.2 million under-funded, is there any cash need for either of those plans this year?

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Kevin Gregory:   Yeah, those plans are primarily European, the big one is
                 primarily European. It's a plan that we inherited when we sold off our discontinued operations. There are about, I think, five active individuals in it. The funding associated with that will be minimal this year, probably in the range of $300,000 to $500,000 dollars.

Sean Cawley:     Okay, thank you.

Operator:        Your next question comes from (Patrick Tenney) with Eastbourne
                 Capital.

Patrick Tenney:  Just a couple of clarifications for you, Kevin, I think you said R&D at 5% of revenue would be a good target, but the current quarter I think we were at 3-1/2%; I was just trying to figure out, and maybe you were just talking about over the course of the year or...

Kevin Gregory:   Yes, yes, the 5% is over the course of the year. You do see some variation quarter to quarter depending on the projects that are going on. Again as we continue to re-analyze our processes and take costs out, that 5% may trend down, probably next year. But I would say for this year my estimate is about
                 5%.

Patrick Tenney:  Okay, and in terms of the backfile business that was light in the quarter, how much was backfile revenue in the quarter and, sort of, how much did you miss by?

Alan Aldworth:   We will - give us a second - do you have that, Kevin?

Kevin Gregory:   Yeah, I have the miss, the miss was about $2 million dollars.

Patrick Tenney:  Okay, and what was the total amount?

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Kevin Gregory:   That I will...

Alan Aldworth:   About $4 million.

Patrick Tenney:  Okay, and as far as for the rest of the year on a quarterly basis, are you sort of looking for flat-ish sequentially for September and December, $4 or $5 million or what should we expect for backfile revenue for the next two quarters?

Kevin Gregory:   The backfile will be down slightly in the third quarter, it tends not to be a big backfile...

Alan Aldworth:   Down sequentially.

Kevin Gregory:   ...down sequentially. In the fourth quarter it will pick up. On average, probably that same, you know, $4 to $5 million dollar number. But I'll probably be 40% in the third quarter and 60% in the fourth quarter.

Patrick Tenney:  Okay and then just a couple of clarifications on Bigchalk; was
                 Bigchalk $4.2 million dollars in total revenue for the quarter or is that the incremental revenue?

Alan Aldworth:   That was the incremental revenue over last year.

Kevin Gregory:   Correct.

Patrick Tenney:  And in terms of other acquisitions that were made, trying to get the, I guess a follow up on Howard Block's question of the organic revenue growth, can

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                 you give us some indication of the revenue associated with that other acquisitions excluding Bigchalk?

Alan Aldworth:   I don't think there was any other revenue from acquisitions other than Bigchalk.

Kevin Gregory:   Yeah, the only acquisition that we had this year is Bigchalk.
                 Prior acquisitions, especially the roll-up acquisitions like we've done, they get rolled up into our product line and it's very difficult for us to segregate those.

Patrick Tenney:  Okay. And in terms of EBSCO, I think Howard also asked this question, there has been discussion of some losses that, I think, Stanford, Harvard, Dartmouth, maybe one or two others, can you talk about why you think that has taken place, has it been because of price or content or, what do you think the issue is?

Alan Aldworth:   To put it into perspective, we do business with all of those and the particular product that was lost generally represents substantially less than 10% of the total business that we do with the school. So it's, again, and it's that competitive area and, you know, we're not going to win them all. EBSCO has some strengths particularly in academic journal full text content and for schools for which that is an important criteria, you know, we may not win all the time.

Kevin Gregory:   I think the important thing to remember, just adding on to what
                 Alan said, is that we have pipeline into all these schools. Our published products sell very well into these schools, we really have no competition, or very little competition for those products in those schools. The area that is competitive is the general reference and in, I think, all of those instances we are talking about

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                 the fact that the general reference product was what we lost.
                 We continue to provide them with other products.

Alan Aldworth:   So when, you know, when you say or you read that we've lost
                 Harvard or we lost Stanford, that's not true, we lost one product out of many that are being sold there in several different media including electronic.

Patrick Tenney:  Understood. In terms of the SIRS acquisition, again just for clarification, did you say $6 million to $7 million in incremental revenue for the rest of the year?

Alan Aldworth:   That's right.

Patrick Tenney:  And that closed when?

Alan Aldworth:   Yesterday.

Patrick Tenney:  Right. Great, I'm done, thanks.

Operator:        Your next question comes from Mike Marinacci with Matthes
                 Capital.

Mike Marinacci:  Yeah, hi, Kevin, could you give us the overlap revenue from the
                 Bigchalk. You know, what was the actual Bigchalk revenues this year versus a year ago?

Kevin Gregory:   The overlap was the $4.2, I think if I understand your question correctly, the incremental was $4.2, the total revenue was about a million more than that, about $5.2.

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Mike Marinacci:  Okay, so Bigchalk, year over year is down about 25%, they reported a little over $7 million last year, am I doing the math there right? That's the number you guys have given out in your Qs.

Kevin Gregory:   No, much like our library business, theirs is somewhat cyclical in nature with the tail end of the year being higher than the beginning of the year. So I would expect - I don't think you can take that $5 million as a run rate for the year. That will increase at the tail end of the year.

Alan Aldworth:   Yeah, I think there's a couple of things, it's basically, the business that we kept is flat, there's a piece of business in Bigchalk, when we talk about Bigchalk we're really talking about the library business, there's a small piece of Bigchalk that's over in our Education segment and that would've been reported in Bigchalk's numbers last year. When we talk about
                 Bigchalk we really mean library, the Bigchalk integrated classroom is a curriculum product that's over in our Education division.

                 The other element is that Bigchalk had some unprofitable consumer revenues that we basically discontinued, had intended to do that with the acquisition, so there's a element of that in numbers that they reported for the full year last year that we haven't kept because we've determined that it's not feasible to make that profitable.

Mike Marinacci:  Okay.

Alan Aldworth:   The library business is flat with last year.

Kevin Gregory:   Yeah, the incremental revenue that we expected was slightly over $20 million dollars and we have every expectation to meet that guidance.

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Mike Marinacci:  Okay, because if I look at the reported Bigchalk numbers from last year, the first half is bigger than the second half, so I'm trying to understand how...

Kevin Gregory:   I think the...

Mike Marinacci:  ...the second half this year is going to be bigger than the first half.

Kevin Gregory:   The important aspect of this, I believe, is that the guidance that we have built in is that Bigchalk will contribute incremental revenues of slightly over $20 million. That is our expectation, that's what it's trending to, we don't see any reason why we shouldn't meet that.

Mike Marinacci:  Okay, so $4.1, $4.1 is trending towards $20. Okay, regarding the R&D, just to get the numbers to 5% for the year, R&D for the back half is going to run at 6%, is that a number that we should be using, because it's nowhere near what it ran in the first half.

Kevin Gregory:   Like I said, the guidance that I go by is approximately 5% per year - for this year. There will be increases or decreases on a quarterly basis. That's the guidance I would use and that's what I've built into our modeling, 5%.

Mike Marinacci:  Okay, so simple arithmetic means the back half needs to be 6%
                 to get to your guidance.

Kevin Gregory:   Yes.

Mike Marinacci:  Okay, thank you.

Operator:        Your next question comes from Blaine Marder with Seminole
                 Capital Partners.

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Blaine Marder:   Yes I was hoping on a more strategic level you could just give us a sense of how you can capitalize on your Digital Vault Initiative. Give us some updated statistics in terms of the Historical Newspapers, I think you've said you added 60,000 subscribers last quarter, you added 200,000, then I'm wondering if you saw the article in the Wall Street Journal about this guy from WebVan who's going to start KeepMedia with an online newsstand and can you get into that business?

Alan Aldworth:   You're a little off on the numbers, I wish it was 60,000, we added 60 subscribers...

Blaine Marder:   I'm sorry, 60.

Alan Aldworth:   Yeah, the biggest part of our Digital Vault initiative
                 presently is the Historical Newspapers on that, you know, the largest most ambitious digitization effort that we've ever taken on; we've invested, you know, tens of millions of dollars to get to where we're at. The project that you referred to that Mr. Borders has taken on is really a consumer-based product of magazine periodicals as I understand it.

                 So the difference is that we are approaching the library market first with, you know, with content that the libraries that they fully digitized cover to cover, you know, back to the issues in the 1800's. You know, I don't see either what he's doing or what Amazon is doing as competitive with what we're doing. Again, we're focusing on the library market, we do license our content to other providers in both the corporate markets and the consumer markets.

Blaine Marder:   Okay, it just seems to be that the nature of what you're doing is bigger than, you said Historical Papers, $8 million in revenues this year and it seems like

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                 the content you've got there is a lot more valuable than $8 million to $10 million in revenues.

Alan Aldworth:   Oh absolutely, it's just beginning, it's ramping up, that will be, you know, that will be $40/$50 million in revenue. It'll be a significant part of our library revenues in 3-5 years.

Blaine Marder:   Okay, and next, just help me understand your revenue guidance for the second half. If you still do your guidance for the full year, that would imply about 15% growth in the second half if you back out the SIRS acquisition, you still got to do 12% revenue growth in the second half year over year, if you back out Bigchalk and SIRS, you still got to do 7% year over year, it just seems kind of like a stretch from where I'm sitting.

Alan Aldworth:   Well our year to date revenue growth is 7%. So if you look at -
                 the biggest contributor to second half revenue will be XanEdu at their current growth rates, you know, a significant chunk of their revenue comes in, in the third quarter over the, you know, over the - with the coincidence of the school year starting in the fall so a lot of the improvement will be coming from XanEdu. In addition, you know, the SIRS acquisition and the Bigchalk acquisition will contribute to year over year growth.

Blaine Marder:   Okay and just lastly can you give us a sense of what percent of your total business has an interactive content, is not sold through paper or microfilm but is an actual interactive kind of interface, if you will, of your entire revenues?

Alan Aldworth:   Of our total revenues, about $100 million is not electronic;
                 all of the rest of it is basically electronic. In the Education side of the business, Information and Learning, delivered over the Internet and in the Business Solutions side of the business delivered on DVDs and over the Internet.

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Blaine Marder:   All right, fantastic, thanks a lot.

Operator:        Your next question comes from Jim Kitzinger with Kitzinger
                 Lautmann Capital Management.

Jim Kitzinger:   Good afternoon, guys.

Alan Aldworth:   Hi, (Jim).

Kevin Gregory:   (Jim), how are you?

Jim Kitzinger:   Good. How much money walks through the P&L this quarter because of, or in lieu of Jim's package and what do you guys expect for the rest of the year?

Kevin Gregory:   Let me rephrase that because I don't know if I'm hitting your question; you've asked what would the P&L have been without the incentive compensation plan?

Jim Kitzinger:   Yeah, yeah.

Kevin Gregory:   There was about 400,000 to 500,000 of expense in the quarter...

Jim Kitzinger:   Okay.

Kevin Gregory:   ...associated with that.

Jim Kitzinger:   Okay.

Kevin Gregory:   Our $1.80, and that's a pretax number...

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Jim Kitzinger:   Okay.

Kevin Gregory:   I'm sorry, that's a pretax number so tax affects that.

Jim Kitzinger:   Okay.

Kevin Gregory:   The $1.80 to $1.85 guidance that we have...

Jim Kitzinger:   Yep.

Kevin Gregory:   ...is based on a target stock price of $25 a share.

Jim Kitzinger:   Okay.

Kevin Gregory:   The easiest way to think about, the way that I think about it, is that each dollar is about 400,000 pretax.

Jim Kitzinger:   Okay, so if the stock goes up $5 from here, you know, you end up paying him another couple million bucks pretax, that's how I should look at it? From $25.

Kevin Gregory:   Yes, above $25, yes.

Jim Kitzinger:   Okay, and therefore that would not be in the $1.80/$1.85
                 number, I mean, you know...

Kevin Gregory:   Correct.

Jim Kitzinger:   If the stock goes up $5 bucks, you know, you knock your
                 $1.80/$1.85 number down by that amount.

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Kevin Gregory:   Correct.

Jim Kitzinger:   Okay. Alan, you talked about, you know, the cost of production coming down a while ago, you know, the gross margins, even last year, in, you know, in the business were, you know, in the mid
                 50's, 53-ish. Is that what we should be looking for given that
                 - is that how we should be looking or modeling the business going out a year, two years, three years. I mean, how do we do this?

Alan Aldworth:   Yeah, I think as we go out a couple of years the gross margins will trend back up toward the historical levels. A large factor in the lower margins now - well the two big points are the lower backfile sales and then XanEdu is also a big factor as that business is still in it's development stage and the majority of it's revenues are still from the products that are delivered in print form. It puts pressure on our gross margins but a combination of improvements and efficiencies and XanEdu growing and shifting to our electronic revenues will give us some help on the gross margin line.

Jim Kitzinger:   Okay.

Kevin Gregory:   I think the one thing just to add to what Alan said, this is
                 Kevin, you know, we've seen this before in the past when we made the investment to create, especially in the I&L, to create the electronic products with the roll out, the depreciation with generally takes, you know three-ish years, three to four years. And then saw a big pop in the margins, you know, as that depreciation rolled out. My expectation is that you're going to see that same type of cycle as the investment and the depreciation associated with those investments kind of roll off over the next three years, you're going to see the margins expanding significantly after that.

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Alan Aldworth:   Yeah, that's a good point. The depreciation of the product capital is a big component of the cost of goods.

Jim Kitzinger:   Okay, if we go there, I mean, you're kind of on a run rate for
                 $60 million in D&A this year and as you guys define it, $60 or $65 million kind of in capex. Is that the way for us to be looking at it, you know, continue to look at it in '03?

Kevin Gregory:   I think that you're in the ballpark for '03.

Jim Kitzinger:   Okay.

Kevin Gregory:   I think that, you know, going forward, you're going to see that capex number coming down.

Jim Kitzinger:   Yeah well, I guess, that's the follow up question; given where you know where you're at now, can we look out into '04 and put some round numbers around both the D&A and the capex given where you're at?

Kevin Gregory:   My expectation is that, you know, the D & A, your probably not going to see coming down, you're probably going to see it trending up a little bit, maybe a couple million dollars.

Jim Kitzinger:   Okay.

Kevin Gregory:   The capex you're going to see trending down, probably in the range of $5 million to $8 million from the guidance that we put out this year of $50 million to $55 million.

Jim Kitzinger:   Okay, but you guys, when you use $50 million to $55 million...

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Kevin Gregory:   I'm sorry, $50/$55 million plus the $11 million to $13 million, so $61 million to $68 million.

Jim Kitzinger:   $61 to $68 million. And then in '04 that should be down what,
                 Kevin, $5 million to $8 million?

Kevin Gregory:   Yes.

Jim Kitzinger:   Okay, all right.

Kevin Gregory:   We're going through our planning process but that is my
                 expectation and goal for '04.

Jim Kitzinger:   Final question, when we come to Ann Arbor to see the products are we going to get an update on XanEdu and some financial updates intra-quarter here?

Kevin Gregory:   We've not done that before.

Jim Kitzinger:   You've never hosted a meeting like this before, Kevin.

Kevin Gregory:   Good point.

Alan Aldworth:   We'll certainly show you all of the products.

Jim Kitzinger:   Good, hopefully that'll...

Alan Aldworth:   We'll have to check with our lawyers in terms of what can say in a broad meeting like that without violating (RegFD).

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Jim Kitzinger:   Okay.

Alan Aldworth:   We'll do what we can.

Jim Kitzinger:   Congrats and good luck. Hopefully you'll continue to drive some revenue growth in the second half and into next year.

Alan Aldworth:   Thanks.

Kevin Gregory:   Thank you.

Operator:        Your next question comes from Kevin Gruneich with Bear Stearns.

Kevin Gruneich:  Three quick questions, number one I was wondering if you seeing any change yet in the structure of dealerships over in Europe given the EC changes.

Alan Aldworth:   Not yet it's too soon to see any structural changes but we are benefiting from the beginnings of that - the announcement that we made of the contract with General Motors to help them with their reporting against those standards, but I don't think there have been any changes yet but they will come.

Kevin Gruneich:  You mentioned, Alan, I think the '04 EBITDA multiple and the trailing 12 month revenue multiple, just to get an idea of how much SIRS is going to help you. What's the trailing 12 EBITDA multiple on that?

Alan Aldworth:   It's almost not relevant to talk about that because it was a privately-owned business with all kinds of, you know, owner salaries and costs and such running through so it was a profitable business but certainly, you know, it had lots of expenses in there that, you know, even before you talk about the

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                 synergies with our business that wouldn't be in there. So, you know, a trailing EBITDA multiple around 8.

Kevin Gruneich:  Okay, and finally does the change in tax law adjust your view on dividends at all?

Alan Aldworth:   I don't think it does, (Kevin), we continue to see lots of opportunities to do acquisitions and, you know, as long as that continues to be true and we can find acquisitions like SIRS to make that are, you know, that are still complementary and advance our publishing strategy we'd rather make our investments there.

Kevin Gregory:   Yeah I would say that, you know, obviously dividends are more appealing but I still think repurchase of stock would be the more appealing of the two. But clearly, as Alan said, there are acquisitions that I believe could add value, shareholder value, significantly to the company.

Kevin Gruneich:  Thank you.

Operator:        Your next question comes from Lui Sykes with Pennant Capital.
                 Your line is open.

Lui Sykes:       Can you hear me?

Alan Aldworth:   Yes, hello?

Lui Sykes:       Sorry about that. I had a couple of follow up questions to some of the questions asked earlier. First on the foreign exchange benefit, you mentioned $400,000, that was pretax income?

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Kevin Gregory:   Four hundred thousand, that was pretax income, correct.

Lui Sykes:       What was the revenue contribution?

Kevin Gregory:   The revenue contribution? Now hold on one second, do you have another question I'll see if I can get that answered for you.

Lui Sykes:       Yeah, the second question was related to the balance sheet on this goodwill reclassification of the deferred taxes. The other assets increased by $10.6 million.

Kevin Gregory:   Yes.

Lui Sykes:       And you said you reclassified about $23 million, or a little more than $23 million in deferred taxes from goodwill into these other assets?

Kevin Gregory:   Yes.

Lui Sykes:       So something else accounted for a decline in $13 million or so, can you give us a little color of what that was?

Kevin Gregory:   One piece of that was - there was a deferred tax liability that was moved into that category as well, that was part of it, hold on one second and I will get the other part.

Lui Sykes:       Where was that moved out of?

Kevin Gregory:   It was moved out of other liabilities.

Lui Sykes:       Oh. Okay, any other items or that was basically it.

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Kevin Gregory:   That was the bulk of it, there was some other items as well in that category but that was the biggest item.

Lui Sykes:       Got it and then if I look at the cash flow statement...

Kevin Gregory:   And that would've been about $10 million of that $13-ish, $9 million of that $13 million change.

Lui Sykes:       Okay, when I look at the cash flow statement, the other assets line, does that include any effects from deferred taxes beyond the, what was it, $5 million or so...

Kevin Gregory:   No, all the deferred tax impact is in the taxes line.

Lui Sykes:       Got it, okay, do you have an answer on the currency revenue effect?

Kevin Gregory:   We're tracking that down, if I can get that before the...

Alan Aldworth:   I think there's one more question in the queue, maybe we can take the last question and get the answer before we finish up the last question.

Lui Sykes:       All right, great.

Operator:        Your final question comes from Scott Krasik with CL King.

Scott Krasik:    Yeah, hi guys, just a real quick question on Tecumseh, is that a one-year subscription or how do those work?

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Alan Aldworth:   No, it's a - we haven't disclosed the terms but it's a
                 long-term multiple year contract with the manufacturer. And then we will sell it dealer by dealer under long-term contracts. Probably, you know, they will probably be similar to the contracts that we have on the Auto side, so, you know, majority of them being probably 5-year contracts.

Scott Krasik:    Okay and then just the nature of the, you know, long-term
                 contract, will that actually impede you from picking up new business or do you think, you know, there are things coming out that you'll be able to pick up fairly soon?

Alan Aldworth:   You mean with other manufacturers?

Scott Krasik:    Yes.

Alan Aldworth:   No it'll accelerate it. I think there are a number of other major outdoor manufacturers that will be, you know, making decisions in the next 12 months or so to, you know, to renew, coming up for renewal.

Scott Krasik:    Okay, great, thanks guys.

Alan Aldworth:   Do we have an answer on - it must be a very small number...

Kevin Gregory:   Yeah...

Alan Aldworth:   ...because nobody seems to have it, I'm sorry.

Kevin Gregory:   It's no more than 400.

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Mark Trinske:    Lui, this is Mark Trinske, I'll get the specific number, track it down and then get back to you. We'll track down that revenue contribution of the FX benefit and call you back. We might be having it here.

Alan Aldworth:   Is there one more question now?

Operator:        Your next question comes from Sean Cawley with Radiant Capital.

Sean Cawley:     Just one quick follow up, you know, if I take a look at your free cash flow guidance for the full year, could you just try and give us some sense of what you think the net debt situation will look like at December 31 of 2003, so if we incorporate cash acquisitions.

Alan Aldworth:   The question is what we believe the net debt will be at the end of the year based on that $35 million to $40 million of free cash flow guidance.

Sean Cawley:     Yeah, just to incorporate the cash acquisitions so I have some sense of what the balance sheet will look like at the end of the year.

Kevin Gregory:   We should be approximately $200 million, a little bit under
                 $200 million.

Sean Cawley:     Okay from, call it $218 million today?

Kevin Gregory:   $218 as of the end of the quarter.

Sean Cawley:     Okay and you paid, what was the number again on...

Alan Aldworth:   26.4.

Sean Cawley:     26.4, okay on SIRS, okay, thank you very much.

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Operator:        At this time there are no further questions, are there any closing remarks?

Kevin Gregory:   Yes, just the follow up on the revenue impact. The revenue impact was $500,000. And actually the EBIT impact was about
                 $250,000, so that's pretax.

Alan Aldworth:   Okay, is that all, Kevin?

Kevin Gregory:   That's it.

Alan Aldworth:   Okay, thank you very much, we hope that all of you can join us here in Ann Arbor in September for our Investor Day, if not we look forward to speaking with you three months from now. Thank you.

Operator:        Thank you for participating in today's ProQuest Second Quarter
                 2003 Earnings conference call. You may now disconnect.

                                       END